Exhibit 20.5
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of March 1997
Distribution Date of April 15, 1997

Original Pool Amount Initial Receivables      $454,499,683.43
Subsequent Receivables (transferred 11/10/95)  $70,451,789.39

Beginning Pool Balance                        $287,757,278.24
Beginning Pool Factor                               0.5481598

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)         $14,033,601.08
  Interest Collected                            $2,455,622.99

Additional Deposits:
  Repurchase Amounts                                    $0.00
  Liquidation Proceeds/Recoveries                 $972,488.42
Total Additional Deposits                         $972,488.42
Repos/Chargeoffs                                  $614,905.54
Aggregate Number of Notes Charged Off                      72

Total Available Funds                          $17,296,173.64
Ending Pool Balance                           $273,274,310.47
Ending Pool Factor                                  0.5205706

Servicing Fee                                     $239,797.73

Repayment of Servicer Advances                    $165,538.85

Reserve Account:
  Beginning Balance (See Memo Item)            $15,892,406.86
  Target Percentage                                      5.50%
  Target Balance                               $15,030,087.08
  Minimum Balance                              $11,023,980.93
  (Release)/Deposit                              ($862,319.78)
  Ending Balance                               $15,030,087.08

Current Weighted Average APR:                          10.038%
Current Weighted Average Remaining Term (months):       34.68

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,526,767.19    1,645
    31-60 days                             613,625.74      479
      60+ days                             146,840.81      107

    Total                                3,287,233.74    1,652

  Balances: 60+ days                     3,094,514.51      107

Memo Item - Reserve Account
  Prior Month                          $15,826,650.30
  + Invest. Income                          65,756.56
  - Transfer to Collections Account              0.00
    Beginning Balance                  $15,892,406.86

Exhibit 20.5
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of March 1997

                                                                         NOTES

                                       TOTAL          CLASS A-1        CLASS A-2        CLASS A-3      CERTIFICATES
Original Pool Amount
 Distributions:                   $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                                0.00%            0.00%           96.50%           3.50%
 Coupon                                                     5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance            $287,757,278.24
Ending Pool Balance               $273,274,310.47
Collected Principal                $13,868,062.23
Collected Interest                  $2,455,622.99
Charge-Offs                           $614,905.54
Liquidation Proceeds/Recoveries       $972,488.42
Servicing                             $239,797.73
Cash Transfer from Reserve Acct.            $0.00
  Total Collections Available
    for Debt Service               $17,056,375.91

Beginning Balance                 $287,757,278.24            $0.00            $0.00  $271,751,327.47  $16,005,950.77

Interest Due                        $1,453,043.79            $0.00            $0.00    $1,370,079.61      $82,964.18
Interest Paid                       $1,453,043.79            $0.00            $0.00    $1,370,079.61      $82,964.18
Principal Due                      $14,482,967.77            $0.00            $0.00   $13,976,063.90     $506,903.87
Principal Paid                     $14,482,967.77            $0.00            $0.00   $13,976,063.90     $506,903.87

Ending Balance                    $273,274,310.47            $0.00            $0.00  $257,775,263.57  $15,499,046.90
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                      0.0000           0.0000           0.9066          0.8435

Total Distributions                $15,936,011.56            $0.00            $0.00   $15,346,143.51     $589,868.05

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00           $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00           $0.00

Excess Servicing                    $1,120,364.35

Beginning Reserve Account Balance  $15,892,406.86
(Release)/Draw                       ($862,319.78)
Ending Reserve Account Balance     $15,030,087.08


(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution in November 1996, and generally
    96.5% thereafter until all of the Notes have been paid in full.
    Principal distributions will be paid in the following priority:
    First to Class A-1 until paid in full, Second to Class A-2 until paid in full, Third to Class A-3 until paid in full.

Exhibit 20.5
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of March 1997

Trigger Events:     A) Loss Trigger
               B) Delinquency Trigger
               C) Noteholders Percent Trigger

                                   5                4                3                2                1
                                Nov 1996         Dec 1996         Jan 1997         Feb 1997         Mar 1997

Beg. Pool Balance           $342,910,040.39  $330,900,935.56  $315,057,727.83  $302,134,717.51  $287,757,278.24

A) Loss Trigger:
Principal of Contracts
  Charged off                   $242,720.78      $397,957.37      $433,592.20      $390,842.50      $614,905.54
Recoveries                      $528,267.98      $583,597.57      $373,781.36    $1,213,647.41      $972,488.42

Total Charged off
  (Months 5,4,3)              $1,074,270.35
Total Recoveries
  (Months 3,2,1)               2,559,917.19
Net Loss/(Recoveries)
  for 3 Mos.                 $(1,485,646.84)(a)

Total Balance
  (Months 5,4,3)            $988,868,703.78(b)

Loss Ratio Annualized [(a/b)(12)]   -1.8028%

Trigger: Is Ratio> 1.5%                  No

B) Delinquency Trigger:
   Balance Delinquency 60+ days                                 $3,561,365.66    $3,514,912.62  $3,094,514.51
   As a % of Beginning Pool Balance                                  1.13039%         1.16336%       1.07539%
   Three Month Average                                               1.01914%         1.08047%       1.12305%

Trigger: Is Average> 2.0%                No

C) Noteholders Percent Trigger:      2.8631%
   Ending Reserve Account Balance
    not less than 1% of Initial
    Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%              No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer